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                                                                   EXHIBIT 10.85

August 31, 2000


Leighton Stephenson
1220 N. Fairoaks #1213
Sunnyvale, CA 94089

Dear Leighton:

P-Com is pleased to offer you a position of employment with the Company. The basic terms are as follows:

     1.   Title: Chief Financial Officer
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     2.   Reporting to: George P. Roberts, CEO and Chairman of the Board
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     3.   Salary: $16,666.67 per month Exempt. In addition to this base salary,
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          you will be eligible for an annual bonus with a target of 40% of your annual salary. The actual bonus amount will be determined by accomplishment of mutually established objectives and Company performance.

     4.   Common Stock: Subject to the P-Com Board of Directors approval, you
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          will be granted options to purchase 225,000 shares of common stock.
          The exercise price of such options shall be the then existing fair market value of the shares as determined by the Board of Directors on the date of such grant. The terms and conditions of this issuance shall be governed by a standard option agreement.

     5.   Commencement Date: Your starting date of employment with the Company
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          shall be a date mutually agreed upon by you and the company, and in any event shall be on or prior to September 1, 2000.

     6.   Employee Stock Purchase Plan: You will be eligible to participate in
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          the P-Com, Inc. Employee Stock Purchase Plan whereby you will be eligible to purchase twice per year P-Com, Inc. common stock at a discounted price through a payroll deduction of up to 15% of your base salary not to exceed $25,000.00 per year.

     7.   Medical Benefits: You are entitled to medical insurance coverage upon
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          the Company's medical insurance plan commencing on your first date of employment.

     8.   Get Acquainted Period: The first 90 days of employment at P-Com is
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          considered an introductory period. This period is intended to provide
          P-Com and the employee with the opportunity to get to know one another. The employee is automatically reviewed at the end of this period.

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     9    Employment at Will:  Employment with the Company is not for a specific
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          term and can be terminated by yourself or by the Company at any time for any reason, with or without cause. Any contrary representation that may have been made or which may be made to you is superseded by this offer. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign.

All offers for employment are contingent on the completion and approval of relevant background investigations by P-Com, Inc. Investigations for business necessity may include, but shall not be limited to criminal investigations, driving record investigations and credit/financial investigations (if applicable to the position). Applicants who do not accept or authorize such investigations should not sign this employment offer.

If you accept the above-described offer, please mail or fax me an executed copy of this letter where indicated below. You will be required to sign a copy of the Proprietary Information and Inventions Agreement as well as to present copies of proper documentation as proof of your identity and authorization to work in the United States upon your acceptance.

P-Com believes that a mutually beneficial relationship will result from your positive response to this offer of employment. We look forward to your acceptance and a long and rewarding association.

Sincerely,

/s/ George P. Roberts
George P. Roberts
CEO and Chairman of the Board

I agree to the terms set forth above. My commencement date will be  9/1/00.
                                                                    ------
/s/ Leighton J. Stephenson
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Signature


LEIGHTON J. STEPHENSON
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Print Name

              9/1/00
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Date